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Exhibit 15

The Board of Directors
Credit Suisse (USA), Inc.
New York, New York

Re:
Registration statement No. 333-

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 10, 2005, August 9, 2005 and November 8, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York
February 21, 2006

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  Exhibit 15